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                                                                     EXHIBIT 4.9


                                FIRST AMENDMENT
                                      TO
                         THE PRENTISS PROPERTIES TRUST
                        TRUSTEES' SHARE INCENTIVE PLAN


          The Trustees' Share Incentive Plan of Prentiss Properties Trust shall be amended as follows effective as of May 5, 1998:

     1. Article V, Section 5.01 shall be struck, and the following shall be inserted in its place:

     "5.01 Grants. On each Quarterly Award Date, each Participant will be awarded a whole number of Shares having an aggregate Fair Market Value on that date as nearly as possible equals, but does not exceed, $5,000."

     2. Article IV shall be amended to add a new Section 4.09, which shall provide as follows:

     "4.09 Annual Grant. Annually, on a date to be set by the Committee, the Company shall distribute to the Participants an Option to purchase 5,000 Shares, which Option shall be immediately exercisable."

     3. As amended by the foregoing, the Plan shall remain in full force and effect.

Dated:  February 10, 1998

                                PRENTISS PROPERTIES TRUST



                                By: /s/ THOMAS F. AUGUST
                                   -----------------------------------------
                                   Thomas F. August
                                   President and Chief Operating Officer